Exhibit 99.1

PRESS RELEASE

Contacts:

MEDecision

Carl Smith (610) 540-0202 carl.smith@MEDecision.com

The Ruth Group

Stephanie Carrington (646) 536-7017 scarrington@theruthgroup.com

MEDecision Reports Third Quarter 2007 Financial Results

WAYNE, Penn. — October 25, 2007 — MEDecision, Inc. (Nasdaq: MEDE), a provider of collaborative care management software, services and clinical content to health care payers, today announced financial results for the third quarter ended September 30, 2007.

MEDecision Founder and Chief Executive Officer David St.Clair said, “We remain confident in the strength of our core business and continue to focus on rebuilding the sales organization. Our process improvement initiatives are showing early results, and we anticipate that the implementation of Lean Six Sigma across our sales, solutions marketing and corporate marketing areas will help improve client-facing processes and make it easier to do business with us.

During the quarter, Health Care Service Corporation (HCSC) began providing the Patient Clinical Summary (PCS™) to its members in Illinois, New Mexico and Texas through its online customer portal. We continue to promote health information exchange through increased industry collaboration and interoperability, achieving a critical milestone with Medem to deliver the PCS to physicians through Medem’s iHealth Service. Having prudently controlled expenses, we ended the quarter cash flow positive.”

Mr. St.Clair continued, “In keeping with our previously stated guidance methodology of only including term license contract opportunities for which we have been chosen vendor of choice and are in direct negotiations, we are reducing fourth quarter revenue projections to between $15.4 million and $17.4 million. That said, we are also actively engaged with multiple entities in our pipeline who have indicated a desire to sign contracts before year end. This potential upside is not included in our guidance.”

Third Quarter 2007 Financial Results

Total revenue for the third quarter of 2007 was $9.1 million, compared to $12.0 million for the third quarter of 2006 and exceeded the revised third quarter of 2007 guidance of $8.6 million to $8.8 million. The revenue by category for the third quarter of 2007 as compared to the third quarter of 2006 was as follows: Subscription, maintenance and transaction fees of $5.9 million, compared to $5.5 million in the third quarter of 2006; Term license revenue of $0.1 million, compared to $3.5 million in the third quarter of 2006; and Professional services revenue of $3.1 million, compared to $3.0 million in the third quarter of 2006. The term license revenue in the third quarter of 2006 represented a contract with a large regional Blue Cross Blue Shield plan. The term license revenue in the third quarter of 2007 reflected a delay in the contract signing of a large regional Blue Cross Blue Shield plan that we anticipate will now be executed in the fourth quarter of 2007. The $0.4 million increase in Subscription, maintenance and transaction fees was the result of additional maintenance revenues from contracts signed subsequent to September 30, 2006, annual CPI inflators included in maintenance and support contracts and an increase in authorization and referral transaction revenues.

Gross margin for the third quarter of 2007 was $4.6 million with gross margin as a percentage of revenue of 50.8%, compared to gross margin of $8.2 million with gross margin as a percentage of revenue of 68.2% in the third quarter of 2006. The decline in gross margin as a percentage of revenue was primarily attributable to the lower volume of term license revenue recognized in the third quarter of 2007, compared to the third quarter of 2006.

Operating expenses for the third quarter of 2007 were $7.6 million, compared to $8.3 million for the third quarter of 2006. The year-over-year decrease in operating expenses was primarily attributable to significant reductions in both sales and marketing and research and development expense that were partially offset by increased general and administrative expenses reflecting a severance accrual cost of $0.5 million concurrent with an executive departure, increased stock compensation expense of $0.2 million and costs associated with being a public company of $0.4 million. Excluding the severance accrual and stock compensation expense, the Company’s total expenses for the third quarter of 2007 were approximately 7.0% lower than total expenses for the second quarter of 2007.

The operating loss for the third quarter of 2007 was $2.9 million, compared to breakeven in the third quarter of 2006.

For the three months ended September 30, 2007, the Company reported a net loss available to common shareholders of $2.9 million compared to the original net loss guidance of $3.5 million to $4.5 million. The third quarter of 2007 net loss was $0.19 per basic and diluted share based on weighted average shares outstanding of 15.5 million shares. The Company reported a net loss available to common shareholders for the three months ended September 30, 2006 of $5.5 million, or $1.20 per basic and diluted share based on 4.6 million weighted average shares outstanding.

The Company generated positive cash flow from operations of $2.8 million and $0.9 million for the three and nine months ended September 30, 2007, respectively. As of September 30, 2007 the Company’s cash balance was $12.6 million.

Guidance

The Company is adjusting its 2007 guidance for total revenue to between $44.0 million and $46.0 million and a GAAP operating loss between $4.0 million and $6.0 million. For the fourth quarter of 2007, total revenue is currently projected to be between $15.4 million and $17.4 million. The revenue guidance by category for the fourth quarter of 2007 is as follows: Subscription, maintenance and transaction fees of $7.7 million (of which $1.6 million is related to deferred revenue from contracts signed in the second quarter); Term license revenue of $4.4 million (of which $3.2 million is deferred revenue from contracts signed in the second quarter of 2007 and $1.2 million is under contract negotiation); and Professional services revenue of $3.7 million (of which $1.1 million is deferred revenue from contracts signed in the second quarter of 2007).

The Company’s weighted average shares outstanding for the fourth quarter of 2007 are expected to be approximately 15.6 million shares and are subject to adjustments for issuance of common stock during the respective periods.

The Company 2007 guidance included non-cash stock compensation expense estimated at $1.8 million for the year and is based upon the current level of stock options outstanding. Actual stock compensation expense will be determined by the amount of new stock option awards granted during 2007 as well as the market price of the Company’s stock and other variables at the date of grant. The assumptions underlying the calculation to forecast stock compensation expense, most notably stock price volatility, do not allow the Company to forecast such expense within reasonable ranges.

Conference Call

MEDecision will host a Web cast and conference call at 9:00 am ET on October 25, 2007 to discuss the third quarter 2007 results. A live Web cast of the conference call will be available online from the investor relations page of MEDecision’s corporate Web site at www.MEDecision.com. The dial-in numbers are (877) 407-0784 for domestic callers and (201) 689-8560 for international callers.

A recording of the conference call will remain available on MEDecision’s Web site through November 8, 2007. A telephonic replay of the call will be available until November 1, 2007. The replay dial-in numbers are (877) 660-6853 for domestic callers and (201) 612-7415 for international callers. Please use account number 3055 and conference ID number 248570.

About MEDecision

MEDecision provides health care payer organizations with collaborative care management software, services and clinical content that allow them to increase administrative efficiency and improve the overall quality and affordability of their members’ health care. Highlighted by the Patient Clinical Summary (PCS™), a payer-based, electronic health record, MEDecision’s technologies analyze data, automate workflow processes and electronically connect patients, providers and payers to give each a common view of the patient’s medical history, helping to foster better clinical decision making. MEDecision believes that, in the aggregate, its customers insure or manage care for approximately one in every six people in the U.S. with health insurance. For more information, please visit www.MEDecision.com.

Forward-Looking Statements

This release contains, and the conference call will contain, forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, estimates of revenue, the impact on revenue derived from recurring fees and services, and statements concerning the Company’s term license deal pipeline and the Company’s expectations regarding its subscriptions and transactions business, Collaborative Care Management solutions and the Patient Clinical Summary. These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from such statements. The Company’s actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including, but not limited to, the Company’s completion of its quarter closing process and the completion of the year-end audit by the Company’s independent auditors and the various risks described in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K. MEDecision undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

# # #

MEDecision is a trademark of MEDecision, Inc. The MEDecision logo and product names are also trademarks or registered trademarks of MEDecision, Inc. MEDE-E

MEDecision, Inc.

Consolidated Statements of Operations

(in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenue
Subscription, maintenance & transaction fees	$5,915	$5,502	$17,679	16,311
Term licenses	103	3,479	1,969	7,403
Professional services	3,066	3,046	8,977	9,825
Total revenue	9,084	12,027	28,625	33,539

Costs of revenue
Subscription, maintenance & transaction fees	2,281	1,959	7,054	5,560
Term licenses	432	519	1,473	1,204
Professional services	1,754	1,341	4,859	4,435
Total cost of revenue	4,467	3,819	13,386	11,199

Gross margin
Subscription, maintenance & transaction fees	3,634	3,543	10,625	10,751
Term licenses	(329)	2,960	496	6,199
Professional services	1,312	1,705	4,118	5,390
Total gross margin	4,617	8,208	15,239	22,340

Operating expenses
Sales and marketing	1,761	2,873	6,234	7,692
Research and development	1,336	2,118	4,625	5,828
General and administrative	4,466	3,262	12,403	8,904
Total operating expenses	7,563	8,253	23,262	22,424

Loss from operations	(2,946)	(45)	(8,023)	(84)

Loss on change in fair value of redeemable convertible preffered stock conversion options	—	(2,979)	—	(2413)
Interest income (expense), net	31	(147)	82	(287)
Loss before benefit for income taxes	(2,915)	(3,171)	(7,941)	(2,784)

Benefit for income taxes	—	75	—	148

Net loss	(2,915)	(3,096)	(7,941)	(2,636)

Accretion of convertible preferred shares and redeemable convertible preferred shares	—	(2,431)	—	(3,799)

Loss available to common shareholders	$(2,915)	$(5,527)	$(7,941)	(6,435)

Loss available to common shareholders, basic and diluted	$(0.19)	$(1.20)	$(0.52)	(1.73)

Weighted average shares used to compute loss available to common shareholders per common share, basic and diluted	15,511,675	4,588,521	15,347,714	3,718,095

MEDecision, Inc.

Consolidated Balance Sheets

(in thousands )

	September 30,	December 31,
	2007	2006
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$12,634	$17,408
Accounts receivable, net of allowance for doubtful accounts of $72 (unaudited) and $52, respectively	4,951	9,975
Prepaid expenses	1,827	1,085
Other current assets	77	116
Total current assets	19,489	28,584

Property and equipment
Computer equipment and software	9,913	7,384
Leasehold improvements	3,377	3,324
Office equipment and furniture	1,908	1,887
	15,198	12,595
Less accumulated depreciation and amortization	(6,017)	(4,116)
Net property and equipment	9,181	8,479

Capitalized software, net of accumulated amortization of $7,713 (unaudited) and $6,909, respectively	6,445	3,857
Other assets	970	460
Total assets	$36,085	$41,380

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of capital lease obligations	$1,938	$1,773
Note payable and current portion of long-term note payable	138	388
Accounts payable	2,052	2,554
Accrued payroll and related costs	840	1,111
Other accrued expenses	1,564	1,799
Deferred license and maintenance revenue	9,162	7,482
Deferred professional services revenue	2,052	2,180
Total current liabilities	17,746	17,287

Long-term liabilities
Capital lease obligations	2,977	2,557
Notes payable	496	—
Deferred rent	2,427	2,380
Deferred license and maintenance revenue	403	691
Total long-term liabilities	6,303	5,628

Commitments and contingencies	—	—

Stockholders’ equity
Common stock	105,611	104,099
Accumulated deficit	(93,575)	(85,634)
Total stockholders’ equity	12,036	18,465

Total liabilities and stockholders’ equity	$36,085	$41,380

MEDecision, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(unaudited )		(unaudited)
Cash flows from operating activities
Net loss	$(2,915)	$(3,096)	$(7,941)	$(2,636)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	637	589	1,966	1,629
Loss on change in fair value of redeemable convertible preferred stock conversion options	—	2,979	—	2,413
Amortization of capitalized software	253	283	804	534
Stock-based compensation expense	789	206	1,312	463
Amortization of deferred financing cost	28	4	78	14
Provision for (recovery of) doubtful accounts	(3)	40	20	13
Loss on disposal of asset	2	—	17	—
Deferred income tax benefit	—	(75)	—	(148)
Decrease (increase) in assets:
Accounts receivable	3,178	(4,432)	5,004	(2,618)
Prepaid expenses and other assets	(513)	(860)	(630)	(2,444)
Increase (decrease) in liabilities:
Accounts payable	(226)	(242)	(502)	1,644
Accrued payroll and related costs	121	389	(271)	60
Other accrued expenses	(276)	278	(189)	(115)
Deferred revenue	1,728	(131)	1,264	(1,656)
Net cash provided by (used in) operating activities	2,803	(4,068)	932	(2,847)

Cash flows from investing activities
Capitalized software	(1,430)	(362)	(3,392)	(1,114)
Purchase of property and equipment	(159)	(488)	(636)	(878)
Net cash used in investing activities	(1,589)	(850)	(4,028)	(1,992)

Cash flows from financing activities
Proceeds from exercise of common stock options	39	14	373	14
Repurchase of common stock to satisfy tax obligations	(173)	—	(173)	—
Repayment of capital lease obligations	(462)	(372)	(1,490)	(974)
Net borrowings on line of credit	—	3,814	—	3,814
Repayment of insurance note payable	(106)	—	(313)	—
Repayment on equipment note payable	(25)	(25)	(75)	(75)
Net cash (used in) provided by financing activities	(727)	3,431	(1,678)	2,779

Net increase (decrease) in cash and cash equivalents	487	(1,487)	(4,774)	(2,060)
Cash and cash equivalents, beginning of period	12,147	1,874	17,408	2,447
Cash and cash equivalents, end of period	$12,634	$387	$12,634	$387

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$106	$210	$351	$340

Supplemental disclosures of noncash investing and financing activities:

Property and equipment acquired under capital leases	$1,962	$1,043	$2,049	$2,078

Financed maintenance arrangements	$634	$—	$634	$—

Tenant improvement allowance received under operating lease	$—	$901	$—	$901